                                                      Registration  No.
-------------------------------------------------------------------------------
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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                           ---------------------

                                 FORM S-8
                           REGISTRATION STATEMENT
                                  Under
                         THE SECURITIES ACT OF 1933

                           ---------------------

                            WESTERN INVESTMENT
                             REAL ESTATE TRUST
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

             California                                94-6100058
    (State or other jurisdiction of              (I.R.S. employer
     incorporation or organization)              identification No.)

                         3450 California Street
                    San Francisco, California  94118
                      Telephone No.  (415) 929-0211
           (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                           ---------------------

                   Western Investment Real Estate Trust
                        1998 Equity Incentive Plan

                           ---------------------

                             BRADLEY N. BLAKE
                 President and Chief Executive Officer
                 Western Investment Real Estate Trust
                         3450 California Street
                    San Francisco, California  94118
                     Telephone No.  (415) 929-0211
         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ---------------------

                                 Copies to:

                             DAVID J. ROMANSKI
                         Steinhart & Falconer LLP
                      333 Market Street, 32nd Floor
                      San Francisco, California 94105

                             CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------
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TITLE OF EACH CLASS OF        AMOUNT TO        PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED   BE REGISTERED    OFFERING PRICE PER    AGGREGATE OFFERING PRICE   REGISTRATION FEE
                                                   SECURITY
------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial       850,000            $ 12.72             $10,812,000               $3,189.54(2)
Interest (1)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


   (1) Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional Common Shares that become issuable under the 1998 Equity Incentive Plan (the "Plan") by reason of a share dividend, share split, recapitalization or other similar transaction described in the Plan that increases the number of the Registrant's outstanding Common Shares.

   (2) Estimated solely for the purpose of computing the amount of the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Common Shares on July 31, 1998, as reported on the American Stock Exchange.

                                EXPLANATORY NOTE

     The Reoffer Prospectus which is filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers or resales of the common shares, no par value, of Western Investment Real Estate Trust acquired by "affiliates" (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act")).

REOFFER PROSPECTUS

                             850,000 SHARES

                  WESTERN INVESTMENT REAL ESTATE TRUST

                  COMMON SHARES OF BENEFICIAL INTEREST

     This Reoffer Prospectus (the "Prospectus") is being used in connection with the offering by certain selling shareholders (the "Selling Shareholders") of 850,000 Common Shares of Beneficial Interest, no par value per share (the "Common Shares"), of Western Investment Real Estate Trust (the "Company'), who may be deemed to be "affiliates" of the Company (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act")).

     The Common Shares may be offered by the Selling Shareholders from time to time in transactions on the American Stock Exchange ("Amex"), in negotiated transactions, or a combination of such methods of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     None of the proceeds from the sale of the shares by any of the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses in connection with the registration of the shares being offered by such Selling Shareholders.



                ------------------------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
           THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
             OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.

                ------------------------------------------


               The date of this Prospectus is August 5, 1998

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has furnished and intends to furnish reports to its shareholders, which will include financial statements audited by its independent certified public accountants, and such other reports as it may determine to furnish or as required by law, including Sections 13(a) and 15(d) of the Exchange Act. Proxy statements, reports and other information concerning the Company can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located in the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, and the address of such site is http://www.sec.gov. The Company's Common Shares are listed on the American Stock Exchange ("Amex") and similar information concerning the Company can be inspected and copied at the offices of the Amex, 86 Trinity Place, New York, New York 10006.

     The Company has filed a registration statement (the "Registration Statement") on Form S-8 with the Commission registering the Common Shares offered hereby in compliance with the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERINGS HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                        INCORPORATION OF CERTAIN
                         DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated herein by reference as of the date thereof:

     (1)  Annual Report on Form 10-K for the year ended December 31, 1997;

     (2)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

     (3) The description of the Company's Common Shares contained in the Company's Registration Statement on Form S-3, dated August 1, 1997.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing herein is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO DENNIS D. RYAN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF THE COMPANY, 3450 CALIFORNIA STREET, SAN FRANCISCO, CA 94118, TELEPHONE NUMBER:
(415) 929-0211.

                         FORWARD LOOKING STATEMENTS
     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN SUCH FORWARD-LOOKING STATEMENTS. CERTAIN FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE ARE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" (STARTING ON PAGE 10). THE COMPANY CAUTIONS THE READER, HOWEVER, THAT THE FACTORS DISCUSSED IN THAT SECTION MAY NOT BE EXHAUSTIVE.

                                 THE COMPANY

GENERAL

     The Company is a self-administered, self-advised real estate investment trust ("REIT") which acquires, manages, leases, finances, develops, and redevelops grocery and drug store anchored neighborhood and community shopping centers, commercial office buildings and industrial properties primarily located in secondary and tertiary markets in the Western United States. As of June 30, 1998, the Company owned 44 retail properties, 9 commercial properties, and 2 industrial properties. Additionally, the Company owned 23 unimproved pads as well as approximately 22 acres of undeveloped land adjacent to two of its shopping centers. In general, the Company's markets have exhibited positive supply and demand dynamics and improving retail sales over the past 18 months. As of June 30, 1998, occupancy of the Company's properties was approximately 93.5%.

BUSINESS STRATEGY

     The Company's primary objective is to achieve a competitive total annual return for shareholders through consistent growth in Funds From Operations ("FFO") per share. The Company seeks to achieve this objective by (i) realizing growth from its existing portfolio, (ii) aggressively managing its existing properties, (iii) acquiring, redeveloping and developing neighborhood and community shopping centers in select, strategic locations,
(iv) disposing of properties that do not meet its strategic and growth objectives, and (v) maintaining a strong and flexible financial position to facilitate growth.

INTERNAL GROWTH

     The Company seeks to improve operating margins by increasing the occupancy rate of its properties and by increasing rental rates. During the first two quarters of 1998, the Company's portfolio occupancy increased from 92.2% at December 31, 1997 to 93.5% at June 30, 1998. Management believes that recent initiatives, including steps to increase occupancy, to reduce the number and cost of tenant turnovers and to maximize renewal rental rates will positively impact growth.

ACTIVE MANAGEMENT

     The Company aggressively manages its properties with an emphasis on achieving maximum occupancies, high tenant retention and maximum renewal rental rates. The Company directly manages, markets, and leases 54 of its 55 properties and maintains two branch offices that are centrally located to the properties. The Company's marketing staff works closely with the Company's tenants on promotional and advertising activities which both draws consumers to the shopping centers and maintains strong relationships with the national, regional and local tenants in the Company's markets. In addition, the Company believes that internal property management and leasing is generally less expensive than employing independent property management, marketing, and leasing firms due to lower commissions and fees and through economies of scale.

ACQUISITIONS

     The Company's management intends to fuel growth through an aggressive acquisition, redevelopment and development program. The Company has assembled a team to target acquisition opportunities that meet its investment criteria and return parameters. The Company is targeting neighborhood and community shopping centers valued between $10 and $25 million in secondary and tertiary markets with top-tier grocery or drug store anchors. The Company intends to expand its current markets to include Oregon, Washington and Idaho. The Company believes that its senior officers' extensive contacts in these markets will facilitate its entry into such new markets. The Company believes that these new markets exhibit the following positive characteristics: lower levels of competition among buyers; highly fragmented ownership; diversification of grocery anchors; and similar demographics to the Company's existing markets.

     During the quarter ended March 31, 1998, the Company completed the development of an 11,000 square foot theater complex on a parcel adjacent to its community shopping center in Elko, Nevada. Also during the quarter ended March, 31, 1998, the Company acquired two community shopping centers in California. Century Center, a 214,770 square foot community shopping center located in Modesto, was acquired for approximately $17.5 million, and Lakewood Village, a 126,500 square foot community shopping center located in Windsor, was purchased for approximately $20.9 million. Additionally, the Company has entered into an agreement to redevelop and finance through a participating mortgage a 99,000 square foot shopping center in Walnut Creek, California. Construction is estimated to be completed by the end of 1999.

     On June 16, 1998, the Company agreed in principal to acquire Kienow's Food Stores ("KFS") for approximately $57.8 million in cash and operating partnership ("OP") units. The KFS core portfolio includes six neighborhood shopping centers and four stand-alone buildings, all located in the Portland, Oregon area and totaling approximately 440,000 square feet. The transaction is subject to customary due diligence and closing conditions and is expected to close in the third or fourth quarter of 1998. See "Recent Developments."

EXPANSION

     The Company expects to expand its existing properties through the development of adjacent land and pads within its portfolio. This type of development enhances the existing centers and offers attractive yields with limited risk, as the expansion space is typically leased prior to construction. The Company owns 23 unimproved pads located within its shopping centers that are available for development and leasing or sale.
Additionally, the Company owns a total of 22 acres of undeveloped land: 12 acres adjacent to its North Hills Shopping Center and 10 acres adjacent to its Elko Shopping Center, both of which are located in Nevada.

DISPOSITIONS

     The Company continuously assesses its portfolio for possible dispositions of properties that do not meet its strategic or growth objectives. The Company is marketing the following properties for sale: The Dodge Center in Fallon, Nevada; the Old Dominion, Inc. industrial property in Commerce City, Colorado; and the Coast Federal Savings Bank commercial property in Salinas, California. The total cost of properties held for sale at June 30, 1998 aggregates less than 2% of the undepreciated real estate assets of the Company.

FINANCING STRATEGY

     The Company intends to maintain a conservative financial structure in order to preserve financial flexibility. The Company believes that the combination of its business strategy and conservative financial structure will allow it to achieve both long-term growth and stability. As of June 30, 1998, there was $10.1 million of secured debt and $170 million of unsecured debt. The secured and unsecured debt represents 41% of real estate at cost.


                           RECENT DEVELOPMENTS

FINANCING ACTIVITIES

     NOTES OFFERING. On September 25, 1997, the Company completed the sale of $75,000,000 of Senior Notes, consisting of $25,000,000 of 7.10% Notes due 2006, $25,000,000 of 7.20% Notes due 2008 and $25,000,000 of 7.30% Notes due
2010 (the "Notes Offering").

     REDEMPTION OF CONVERTIBLE DEBENTURES. On October 27, 1997, the $60.5 million remaining balance of the Company's convertible debentures was redeemed using proceeds from the September 1997 Senior Notes Offering and an advance on the Company's unsecured credit facility. The Company recognized an extraordinary loss of $1.62 million on the redemption of the convertible debentures due to the write-off of related unamortized deferred debt issuance costs.

     CREDIT FACILITIES CHANGES. On August 8, 1997, the Company's unsecured credit facility was amended to extend the maturity date to June 30, 2000. On December 31, 1997, the credit facility was increased from $45 million to $55 million. On April 28, 1998, the Company further increased the unsecured credit facility from $55 million to $75 million. The unsecured credit facility bears interest at the London Interbank Offered Rate (LIBOR) plus 1.22%.

COMPLETED ACQUISITIONS

     ACQUISITION OF EXISTING SHOPPING CENTERS. During the first quarter of 1998, the Company acquired two community shopping centers, in Modesto and Windsor, California. The acquisitions total 340,540 square feet. Both properties illustrate the Company's reactivated acquisition program as it makes inroads into new, demographically strong markets and are consistent with the Company's strategy to augment its core portfolio of stable grocery anchored, neighborhood shopping centers.

     Century Center is a 214,770 square foot community shopping center located in Modesto, California and was purchased by the Company for approximately $ 17.5 million in February 1998. Century Center serves as the only shopping center in Modesto anchored by both a major grocery tenant, Raley's Supermarket, which occupies 49,800 square feet, and a department store, Gottschalks, which occupies 64,070 square feet. The Company intends to optimize the center's tenant mix and enhance the property's visibility and physical appeal through various landscaping and design improvements. Century Center is centrally located in a mature neighborhood on one of Modesto's main north-south thoroughfares. The Company expects an initial return on cost of approximately 10%.

     Lakewood Village is a 126,650 square foot community shopping center located in Windsor, California and was purchased by the Company for approximately $20.9 million in February 1998.

     Both acquisitions were funded with $7.1 million of tax-deferred exchange proceeds, advances under the Company's unsecured credit facility and the assumption of a $10.2 million existing mortgage on the Lakewood Village Shopping Center.

CURRENT ACQUISITIONS AND DEVELOPMENTS

     NEW DEVELOPMENT. On January 6, 1998, the Company announced that it had completed an additional phase of its shopping center in Elko, Nevada, with the opening of Cinema 4 Theaters. The Company entered into a build-to-suit lease with Westates Theaters Inc. to construct the 11,000 square foot building. The addition of the four screen cinema complex is consistent with the Company's ongoing strategy to build out undeveloped land to supplement the continued growth of its core portfolio.

     REDEVELOPMENT. On May 28, 1998, the Company entered into an agreement to redevelop and finance through a participating mortgage a 99,000 square foot shopping center, containing multiple anchor tenants and a variety of shops and restaurants, in Walnut Creek, California. The lead anchor tenant will be Andronico's, a high-end specialty grocery-store chain, that will occupy 41,000 square feet. The Company believes this is one of the premier retail development sites in Northern California and anticipates construction will commence in the spring of 1999 and be completed in the fall of that year.

ACQUISITION OF KIENOW'S FOOD STORES. On June 16, 1998, the Company announced that it had signed a non-binding letter of intent to acquire all of the issued and outstanding stock of Kienow's Food Stores, Inc. ("KFS"). KFS is a privately held company with a core portfolio consisting of six neighborhood shopping centers and four stand-alone buildings, all located in the Portland, Oregon area and totaling approximately 440,000 square feet. The Company expects to enter into a definitive agreement in August, 1998 for a total purchase price of approximately $57.8 million. The Company expects an initial return on cost of 9.5-10%. However, there can be no assurances that the Company will be able to achieve these anticipated returns or that the transaction will be consummated.

CHANGES IN MANAGEMENT

     On January 28, 1998, O.A. Talmage retired from his positions as Chief Executive Officer and Chairman of the Board of Trustees of the Company. O.A. Talmage was one of the founders of the Company. Additionally, William A. Talmage resigned from his positions as President, Chief Operating Officer and Trustee of the Company, effective February 1, 1998.

     On January 28, 1998, Western announced the appointment of Bradley N. Blake as President and Chief Executive Officer, replacing O.A. Talmage as Chief Executive Officer, and William A. Talmage as President. He was also appointed a Trustee. During his real estate career, Mr. Blake has held positions with responsibilities for shopping center acquisition, development and operations. Most recently, Mr. Blake was managing director of Pacific Retail Trust, a private real estate investment trust, and president of PRT Development Corp. (a subsidiary of Pacific Retail Trust). Prior to joining Pacific Retail Trust, Mr. Blake was a senior vice president with Spieker Properties, a public real estate investment trust. Mr. Blake was also a partner with Spieker Partners, serving as head of shopping center development. Before joining Spieker, Mr. Blake served as a project director for Trammell Crow Co. Mr. Blake holds a Bachelor of Arts degree from Stanford University and a Masters Degree in Business Administration from the Stanford University Graduate School of Business.

     On March 9, 1998, the Company announced the appointments of Josh Smith as Senior Vice President of Investments, and Gerald Hunt as Senior Vice President of Operations. Mr. Smith's real estate career has involved 11 years of broad experience in shopping center acquisition, development, redevelopment, construction, dispositions and leasing. Formerly, Mr. Smith served as senior vice president of Pacific Retail Trust and senior vice president of PRT Development Corp. Prior to joining Pacific Retail Trust, Mr. Smith was a vice president of Spieker Properties, where he was responsible for developing and redeveloping neighborhood and community shopping centers. From 1987 to 1993, Mr. Smith served as a project director, renovating shopping centers and developing and redeveloping office buildings and warehouses. Mr. Smith holds a Bachelor of Arts degree from the University of California, Berkeley.

     L. Gerald Hunt joined the Company after having served as vice president of Pacific Retail Trust, where he was responsible for the operation of its Northern California portfolio. Prior to joining Pacific Retail Trust, Mr. Hunt served as project director for Spieker Properties, where he was responsible for development, acquisition, renovation and operations of shopping centers in its Northern California portfolio. Prior to joining Spieker, Mr. Hunt was a commercial real estate broker with CB Commercial Real Estate Services. Mr. Hunt holds a Bachelor of Arts degree from the University of the Pacific.

CHANGES TO THE BOARD OF TRUSTEES

     On November 5, 1997, the Company's Board of Trustees appointed Robert J. McLaughlin as an independent Trustee and on June 22, 1998, he was named Chairman. Mr. McLaughlin is currently the president and owner of a management-consulting firm, The Sutter Group, in Larkspur, California. He is also chairman of the board of Coating Technologies International, and serves on the board of directors of Grubb & Ellis Company. Prior to forming The Sutter Group, Mr. McLaughlin served as president and

CEO of Fibreboard Corporation, a NYSE company engaged in the manufacture of lumber and paper products, and in land development through its subsidiary, the Trimont Land Company.

     On July 15, 1998, the Company announced that the Board of Trustees appointed L. Michael Foley as a trustee. Mr. Foley is a private investor and an independent consultant working with various real estate and retail concerns. Prior to his retirement from Sears Roebuck and Company in 1996, he served in various executive positions with the Sears organization, including senior executive vice president of the Coldwell Banker group of companies, executive vice president of Homart Development Company, the shopping center development arm of Sears, and chairman and CEO of Sears Savings Bank. During his career, he also served in executive positions with Bell & Howell Company and Chrysler Realty Corp. Mr. Foley currently serves on the Board of BRE Properties Inc., a $1.8 billion multi-family real estate investment trust. He is a past trustee of the International Council of Shopping Centers (ICSC). Mr. Foley graduated from the University of Michigan with a B.S. in science engineering, and he has a M.B.A. in finance and marketing from the Harvard Business School.

                                RISK FACTORS


REAL ESTATE INVESTMENT CONSIDERATIONS

  GENERAL

     Real property investments are subject to varying degrees of risk.
Real estate values are affected by changes in the general economic climate, local conditions such as an oversupply of, or a reduction in demand for, real estate in the area, the attractiveness of the Company's properties to tenants, the quality, philosophy and performance of management, competition from comparable properties, inability to collect rent from tenants, the effects of any bankruptcies of major tenants, changes in market rental rates, the need to periodically repair, renovate and rent space and to pay the costs thereof (including, without limitation, substantial tenant improvement and leasing costs of re-leasing space), and increases in operating costs due to inflation and other factors (including increased real estate taxes), which increases may not necessarily be passed through fully to tenants. Real estate values are also affected by such factors as government regulations and changes in zoning or tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws.

  DEPENDENCE ON TENANTS

     The Company's results of operations will depend on its ability to continue to lease space in its real estate properties on economically favorable terms. In addition, as substantially all of the Company's income is derived from rentals of real property, its income and funds available for distribution would be adversely affected if a significant number of its lessees were unable to meet their obligations to the Company. In the event of default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Currently, one of the Company's tenants, Raley's, accounted for 20.6% of rental revenues for the period ended June 30, 1998.

  BANKRUPTCY OF TENANTS

     There have been a number of bankruptcies in the retail sector over the past few years, including certain tenants of the Company. The bankruptcy or insolvency of a major tenant may have a material adverse effect on the shopping centers affected and the income produced by such properties. The Company considers the financial condition of prospective tenants as a part of due diligence prior to entering into a lease. The Company's leases generally do not contain restrictions designed to ensure the creditworthiness of the tenant, although the Company monitors store sales of key tenants on an ongoing basis.

  ACQUISITION RISKS

     The Company may acquire properties or acquire other real estate companies when it believes that an acquisition is consistent with its business strategies. In addition, the Company may, in certain circumstances, create and use OP units as consideration for acquisitions from tax-sensitive sellers and, in connection with such acquisitions, it may agree to certain restrictions on the Company's ability to sell, or reduce the mortgage indebtedness on, such acquired assets, including agreeing not to sell properties for significant periods of time.

  MARKET ILLIQUIDITY

     Equity real estate investments are relatively illiquid and, therefore, tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code ("Code") limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to shareholders.

  OPERATING RISKS

     The Company's properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect operating income. The properties are subject to increases in operating expenses such as security, landscaping, insurance, repairs and maintenance. While the Company's tenants generally are currently obligated to pay most of these costs, there can be no assurance that the tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expense without decreasing occupancy rates. While the Company implements cost saving incentive measures at each of its properties, if any of the above occurs, the Company's ability to make distributions to shareholders could be adversely affected.

  COMPETITION

      There are numerous properties that compete with the Company in attracting tenants and numerous companies that compete in selecting properties for acquisition.

  UNINSURED LOSS

     The Company carries comprehensive liability and casualty insurance with respect to all of its properties, with policy specifications, insured limits and deductibles customarily carried for similar properties. While the Company believes its properties are adequately insured, the Company does not carry earthquake, flood or pollution coverage. However, most major anchor tenants are required to rebuild or repair their leased premises if damaged or destroyed, regardless of the cause. Most of the Company's properties are located in areas of California and Nevada where earthquakes have been known to occur. In the event of a major earthquake, Company properties could suffer substantial damage or destruction. Since it commenced real estate operations in 1964, the Company has not incurred any material expense nor, to its knowledge, have any of its properties incurred any material damage from earthquakes or floods. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any obligations related to the property. Any such loss could adversely affect the business of the Company and its financial condition and results of operations.

  POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various Federal, state and local environmental laws, a current or previous owner or operator of real estate may be required (typically regardless of knowledge or responsibility) to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination, which may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may adversely affect the owner's ability to borrow against, sell or rent such property.

  COST OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although management of the Company believes that the Company's properties are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs of complying with the ADA. A number of additional federal, state and local laws exist which also may require modifications to the Company's properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES OF BENEFICIAL INTEREST

     In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer persons. In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Company may refuse to transfer its common shares.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

     The Company intends at all times to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations.
The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable minimum tax) on its taxable income at a regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to shareholders.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

     The market value of the Company's securities could be substantially affected by general market conditions, including changes in interest rates. An increase in market interest rates may lead purchasers of the Common Shares to demand a higher annual yield, which could adversely affect the market price of the outstanding Common Shares. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Shares or other securities of the Company.


                             USE OF PROCEEDS

     All of the Common Shares to be offered or sold pursuant to this Prospectus are being offered and sold by the Selling Shareholders, and the Company will not receive any proceeds from the sale of Common Shares as contemplated herein.


                           SELLING SHAREHOLDERS

     The Common Shares covered by this Prospectus are being registered for reoffers and resales by Selling Shareholders of the Company who may acquire such Shares pursuant to the exercise of options, Share Appreciation Rights ("SARs") or Share Awards that have been granted or may be granted under the Company's 1998 Equity Incentive Plan ( the "Plan"). The Selling Shareholders named below may resell all, a portion, or none of the Common Shares that they may acquire under the Plan.

     Key employees deemed to be "affiliates" of the Company who acquire registered Common Shares under the Plan may be added to the Selling Shareholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424 under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with," the Company.

     The following table shows the names of the Selling Shareholders, their positions with the Company, the number of Common Shares known by the Company to be beneficially owned by them as of June 30, 1998, and the number of Common Shares which may be offered by said persons.


                                                                                        NUMBER OF
                                                                  NUMBER OF           COMMON SHARES
SELLING SHAREHOLDER           POSITION WITH THE                  COMMON SHARES         WHICH MAY BE
                                   COMPANY                   BENEFICIALLY HELD 1/       OFFERED 2/
Bradley N. Blake            President, Chief
                            Executive Officer and
                            Trustee                                 308,600              310,000

Dennis D. Ryan              Executive Vice
                            President, Chief
                            Financial Officer and
                            Trustee                                 119,249               90,000

Josh Smith                  Senior Vice President                    79,590               85,000

L. Gerald Hunt              Senior Vice President                    73,050               85,000

Barbara J. Donham           Vice President,
                            Administration &                         31,175               25,000
                            Secretary

Theresa M. Gahagan          Vice President,
                            Controller                               14,053               20,000

Robert S. McLaughlin        Chairman of the Board                    26,000               30,000

Charles R. MacPhee, Jr.     Trustee                                 254,643               20,000

Reginald B. Oliver          Trustee                                 117,750 3/            20,000

James L. Stell              Trustee                                  27,000 4/            20,000

L. Michael Foley            Trustee                                       0               20,000

Persons unknown to
the Company (5)             _____________                                 0               40,000


-------------------------

 1/  Includes shares and options awarded to date under the Company's 1998 Equity Incentive Plan.

 2/  Includes shares and options awarded to date and projected additional shares and options to be awarded in the future.

 3/  Includes 5,000 shares held by Mr. Oliver's adult children and 31,550 shares held by Mr. Oliver as Trustee and custodian for a minor child under his custodial care.  Mr. Oliver disclaims any ownership of such shares.

 4/  Includes 4,000 shares held by Mr. Stell as Trustee for a family trust. Mr. Stell disclaims any ownership of such shares.

 5/  As the names of other selling shareholders and the amounts of securities to be offered become known, the Company will supplement this Prospectus with such information.

                             PLAN OF DISTRIBUTION

     The sale of all or a portion of the Common Shares offered hereby by the Selling Shareholders may be effected from time to time on the Amex at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Common Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

     There is no assurance that any of the Selling Shareholders will sell any or all of the Common Shares offered hereby.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Common Shares offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Common Shares.

                                LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by the law firm of Steinhart & Falconer LLP, San Francisco, California.

                                  EXPERTS

     The financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and the authority of said firm as experts in accounting and auditing.

No person is authorized to give any                       850,000
information or make any representations
other than those contained in this
Prospectus and, if given or made, such
information or representations must not
be relied upon as having been authorized
by the Company, any Selling Shareholder     WESTERN INVESTMENT REAL ESTATE TRUST
or any other person.  This Prospectus
does not constitute an offer to sell or
a solicitation of any offer to purchase
any securities other than those to which             COMMON SHARES OF
it relates or an offer to sell or a                 BENEFICIAL INTEREST
solicitation of an offer to purchase any securities in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of securities hereunder shall under any circumstances be deemed to imply that there has been no change in the assets, properties or affairs of the Company since the date hereof or that the information set forth herein is correct as of any time subsequent to the date hereof.

         _______________

TABLE OF CONTENTS

                                     Page               PROSPECTUS

Available Information . . . . . . . . . 2

Incorporation of Certain Documents by
Reference . . . . . . . . . . . . . . . 3

Forward Looking Statements  . . . . . . 3

The Company . . . . . . . . . . . . . . 4

Recent Developments . . . . . . . . . . 6

Risk Factors  . . . . . . . . . . . .  10

Use of Proceeds . . . . . . . . . . .  13

Selling Shareholders . .  . . . . . .  13

Plan of Distribution  . . . . . . . .  15

Legal Matters . . . . . . . . . . . .  15

Experts . . . . . . . . . . . . . . .  15              August 5, 1998

                                   PART I

                    INFORMATION REQUIRED IN THE PROSPECTUS

ITEM 1.   PLAN INFORMATION.

     The Company will send or give the documents containing the information specified in this Item 1 to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, the Company is not filing such documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

ITEM 2.   REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The Company will send or give the documents containing the information specified in this Item 2 to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, the Company is not filing such documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                   PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents and information heretofore filed with the Commission by the Company are incorporated herein by reference:

           (a) The Company's Annual Report on Form 10-K (the "Annual Report") for the fiscal year ended December 31, 1997 filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

           (b) The Company's definitive Proxy Statement dated March 25, 1998 filed in connection with the Registrant's 1998 Annual Meeting of Shareholders;

           (c) The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1998 filed pursuant to the Exchange Act; and

           (d) The description of the Company's Common Shares of Beneficial Interest contained in the Company's Registration Statement on Form S-3 filed on August 1, 1997, (File No. 333-32721).

     All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2.7 of the Declaration of Trust, as amended, provides that any trustee or officer of the Company, whether or not still in office, made a party to any action, suit or proceeding or against whom a claim or liability is asserted because he is or was a trustee or officer of the Company shall be indemnified and held harmless by the Company against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys fees actually and reasonably incurred by him in connection with the defense of such action, suit or proceeding or in connection with the appeal therein, whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion.
Such rights of indemnification and reimbursement shall be satisfied only out of the assets of the Company. Under Section 2.5 of the Amended Declaration of Trust, no shareholder shall be personally or individually liable for any claim against the trustees or officers. No person shall be indemnified or reimbursed for any claim, obligation or liability which shall have been adjudicated, or in case of settlement, which in the opinion of counsel for the Company would, if adjudicated, have likely been adjudicated to have arisen out of or been based upon such person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty or for his failure to act in good faith in the reasonable belief that his action was in the best interests of the Company. The Company has entered into individual indemnification agreements with each trustee and officer of the Company.

     The indemnification provisions in the Amended Declaration of Trust may be sufficiently broad to permit indemnification of the Company's trustees and officers for liabilities arising under the Securities Act of 1933.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   INDEX TO EXHIBITS.


EXHIBIT
NUMBER       DESCRIPTION OF DOCUMENT
4.1          Declaration of Trust, as amended (filed as Exhibit 3 to
             Registrants' Form 10Q for the quarter ended June 30, 1998 and incorporated herein by reference.)

4.2          Form of Indenture relating to the Senior Notes (filed as Exhibit
             4.1 to Registration Statement on Form S-3 No. 33-71270 and incorporated herein by reference).

4.3          Form of Senior Notes (filed as Exhibit 4.2 to Registration
             Statement on Form S-3 No. 33-71270 and incorporated herein by reference).

4.4          Form of Supplemental Indenture relating to the 7.1% Senior Notes
             (filed as Exhibit 4.5 on Form 8-K, dated September 24, 1997, and incorporated herein by reference).

4.5          Form of Supplemental Indenture relating to the 7.2% Senior Notes
             (filed as Exhibit 4.6 on Form 8-K, dated September 24, 1997, and incorporated herein by reference).

4.6          Form of Supplemental Indenture relating to the 7.3% Senior Notes
             (filed as Exhibit 4.7 on Form 8-K, dated September 24, 1997, and incorporated herein by reference).

5.1 Opinion of Steinhart & Falconer LLP as to legality of securities being registered.

10.1         1998 Equity Incentive Plan (filed as Exhibit 10.4 to Registrant's
             Form 10Q for the quarter ended June 30, 1998 and incorporated herein by reference.)

23.1         Consent of KPMG Peat Marwick LLP, Independent Auditors.

23.2         Consent of Steinhart & Falconer LLP (WHICH IS CONTAINED IN
             EXHIBIT 5.1)

24.1         Powers of Attorney (WHICH ARE INCLUDED AS PART OF THE SIGNATURE
             PAGE OF THIS REGISTRATION STATEMENT).


ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
          424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a trustee, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on this 4th day of August, 1998.


                                       WESTERN INVESTMENT REAL ESTATE TRUST


                                       By __________________________________
                                           Bradley N. Blake
                                           President, Chief Executive Officer
                                           and Trustee



POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints BRADLEY N. BLAKE, DENNIS D. RYAN, DAVID J. ROMANSKI AND ROBB A. SCOTT, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Signatures              Title                            Date
      ----------              -----                            ----


__________________________     Chairman of the Board           August  4, 1998
Robert J. McLaughlin


__________________________     President, Chief Executive      August 4, 1998
Bradley N. Blake               Officer and Trustee
                               (Chief Executive Officer)

__________________________     Executive Vice President,       August 4, 1998
Dennis D. Ryan                 Chief Financial Officer
                               and Trustee  (Chief Financial
                               and Accounting Officer)


__________________________     Trustee                         August 4, 1998
Chester R. MacPhee, Jr.


__________________________
Reginald B. Oliver             Trustee                         August 4, 1998


__________________________
James L. Stell                 Trustee                         August 4, 1998

__________________________
L. Michael Foley               Trustee                         August 4, 1998



EXHIBIT
NUMBER       DESCRIPTION OF DOCUMENT
 4.1         Declaration of Trust, as amended (filed as Exhibit 3 to
             Registrant's Form 10Q for the quarter ended June 30, 1998 and incorporated herein by reference.)

 4.2         Form of Indenture relating to the Senior Notes (filed as
             Exhibit 4.1 to Registration Statement on Form S-3 No. 33-71270 and incorporated herein by reference).

 4.3         Form of Senior Notes (filed as Exhibit 4.2 to Registration
             Statement on Form S-3 No. 33-71270 and incorporated herein by reference).

 4.4         Form of Supplemental Indenture relating to the 7.1% Senior Notes
             (filed as Exhibit 4.5 on Form 8-K, dated September 24, 1997, and incorporated herein by reference).

 4.5         Form of Supplemental Indenture relating to the 7.2% Senior Notes
             (filed as Exhibit 4.6 on Form 8-K, dated September 24, 1997, and incorporated herein by reference).

 4.6         Form of Supplemental Indenture relating to the 7.3% Senior Notes
             (filed as Exhibit 4.7 on Form 8-K, dated September 24, 1997, and incorporated herein by reference).

 5.1 Opinion of Steinhart & Falconer LLP as to legality of securities being registered.

10.1         1998 Equity Incentive Plan (filed as Exhibit 10.4 to
             Registrant's Form 10Q for the quarter ended June 30, 1998 and incorporated herein by reference.)

23.1         Consent of KPMG Peat Marwick LLP, Independent Auditors.

23.2         Consent of Steinhart & Falconer LLP (WHICH IS CONTAINED IN
             EXHIBIT 5.1)

24.1         Powers of Attorney (WHICH ARE INCLUDED AS PART OF THE SIGNATURE
             PAGE OF THIS REGISTRATION STATEMENT).
